SPEEDConnect

HIGH-SPEED WIRELESS INTERNET & TELEPHONE

June 4, 2019

TPT Global Tech, Inc.
501 West Broadway, Suite 800
San Diego, California 92101
Attention: Stephen J. Thomas, III, CEO

Re: Asset Purchase Agreement dated April 2, 2019 between SpeedConnect LLC ("Seller") and TPT Global Tech, Inc. ("Purchaser"), as amended by that certain Amendment to Asset Purchase Agreement dated May 7, 2019 (collectively, the "Purchase Agreement")

Dear Stephen:

As you know, pursuant to that certain Promissory Note executed and delivered by the Purchaser at the Closing of the transactions contemplated by the Purchase Agreement, two (2) equal installments of principal in the amount of $500,000 each (plus accrued and unpaid interest thereon) are payable on June 6, 2019 and July 6, 2019, respectively.

In this connection, this will confirm the mutual agreement of the Seller and the Purchaser, as follows:

1. In the event that the Purchaser (i) pays to the Seller under the Promissory Note an amount equal to $750,000 in immediately available funds by the close of business on June 7, 2019, and (ii) at the same time causes the shareholders of the Purchaser to contribute to the Purchaser an additional amount equal to $250,000 in immediately available funds by the close of business on June 7, 2019 under Section 7.6 of the Purchase Agreement (to fund working capital and to ensure that the Assumed Liabilities will be satisfied when due on a timely basis) and provides reasonable documentary evidence thereof to the Seller, then in such event:

a. No further amounts whatsoever shall be payable by the Purchaser pursuant to the Promissory Note, and the Purchase Price and the Promissory Note shall be reduced accordingly;

b. The Purchaser shall have no further obligations to the Seller under Section 7.6 of the Purchase Agreement to cause the shareholders of the Purchaser to contribute any additional amounts to the Purchaser;

c. The Closing Date Working Capital shall be deemed to be equal to the Target Working Capital, such that there is no Working Capital Excess and No Working Capital Shortfall, and consequently there shall be no Working Capital adjustment; and

d. The Purchase Agreement shall be deemed amended accordingly to reflect all of the foregoing.

2. In the event that either or both of the conditions set forth in Paragraph 1 (i) and (ii) hereof are not fully satisfied by the close of business on June 7, 2019, then in such event this letter agreement and the mutual agreements set forth in Paragraphs 1(a), (b), (c) and (d) hereof shall be null and void and of no force and effect.

Capitalized terms used herein and not otherwise defined, shall have the meanings set forth in the Purchase Agreement.

Please confirm our mutual agreement to the foregoing by signing this letter where indicated below and return the same to the undersigned by the close of business on Wednesday, June 5, 2019.

Very truly yours,

SPEEDCONNECT LLC

By: ______________________

John Ogren, CEO

The foregoing is hereby accepted and
Agreed to this 5th day of June, 2019:

TPT GLOBAL TECH, INC.

By: ______________________

Stephen J. Thomas, III, CEO